Exhibit 23.1

Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #06-15
International Plaza
Singapore, 079903
Email: audit@onestop-audit.com
Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on the Post-Effective Amendment No. 1 to the Form S-1 (Registration No. 333-283405) under the Securities Act of 1933 of our report dated June 27, 2025, with respect to the consolidated balance sheets of Papa Medical Inc. and its subsidiaries (collectively referred to as the Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statements.

/s/ OneStop Assurance PAC

Singapore

September 29, 2025